Exhibit 23


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52125) pertaining to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 2-95022) pertaining to the Ashland Inc. Amended Stock Incentive Plan for Key Employees, in the Registration Statement (Form S-8 No. 33-7501) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-26101)
pertaining to the Ashland Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-55922) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-49907) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement (Form S-8 No. 33-62901) pertaining to the Ashland Inc. Deferred Compensation Plan, and in the Registration Statement (Form S-3 No. 33-57011) as amended by Post-Effective Amendment No. 1, pertaining to the U.S. $200,000,000 Ashland Inc. Medium-Term Notes, Series G, and 3,000,000 shares of Ashland Inc. common stock, and the related Prospectus, of our report dated November 6, 1996, with respect to the consolidated financial statements and schedule of Ashland Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 1996.



                                           Ernst & Young LLP


December 9, 1996